Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp’s Full Year Earnings Increase 160% with Doubling of Assets; Fourth Quarter Earnings Soar 360%

Rancho Cucamonga, CA. (January 21, 2003) — Vineyard National Bancorp (NASDAQ:VNBC), and its subsidiary Vineyard Bank, today reported earnings for the year ending December 31, 2002 of $3,008,000, or $1.12 per diluted share, compared with net earnings of $1,156,000 or $0.52 per diluted share for the year ending December 31, 2001. The growth in earnings of $1,852,000 represented an increase of 160% over the comparable period last year. Diluted earnings per share increased 115%, which produced a return on beginning equity of 28.8% and a return on average equity of 22.2%. All diluted earnings per share amounts have been adjusted to reflect the Company’s 5% stock dividend, stock option grants and warrants outstanding to acquire its shares.

Earnings for the fourth quarter ending December 31, 2002 were $1,092,000 or $0.36 per diluted share, as compared to earnings of $238,000, or $0.10 per diluted share for the comparable period in 2001, an increase of $854,000 or approximately 360%. Net earnings for the fourth quarter of 2002 produced an annualized return on average equity of 25.6% for the period. Costs associated with the conversion to the NASDAQ National Market System, as well as other expenses related to the introduction of the Company’s new product lines, were absorbed in the fourth quarter of 2002’s operating results.

When comparing the Company’s earnings for the third quarter ending September 30, 2002 of $809,000 utilizing the adjusted shares outstanding, the effective diluted earnings per shares is recalculated at $0.29. The Company’s fourth quarter of 2002 earnings increased over the third quarter of 2002 by $283,000, or 35%. The effective diluted earnings per share also increased by $0.07, or 24%.

The Company’s net interest income before its provision for loan losses increased by $5,389,000, or 67% for the full year of 2002 as compared with the same period in 2001. Other operating income for the full year of 2002 increased by $1,716,000, or 78%, as compared to the same period in 2001. Total net revenues (net interest income and other operating income) for the full year of 2002 increased by $7,105,000 or 70% as compared to the same period in 2001.

Total assets increased by $193.1 million, or 101%, to $384.4 million at December 31, 2002 over year-end 2001 results. The Company’s growth in its loan portfolio produced an increase of $115.7 million or 84% for the full year, bringing gross loans outstanding to $253.3 million at year-end 2002 as compared to year-end 2001’s level of $137.6 million. During the latter half of 2002, the Company introduced new lines of businesses which produced their first measurable results within the fourth quarter of 2002. Over the past two years, net loan growth has generated over $175 million in earning assets, with asset quality remaining strong and only minimal charge-offs over that same period.

For the full year ended December 31, 2002, total deposits increased by $128.1 million, or 80%, to $287.5 million, as compared to year-end 2001’s level of $159.4 million. The Company continues to seek out and develop depository relationships with both local businesses and individuals. Each of the Company’s six community banking centers has actively deployed its personnel into the local markets, and together with additional branding and marketing campaigns, continues to increase their respective market share in each community. The Company’s cost of funds of approximately 2.0% remains consistent with the levels experienced over the past two years while it has increased the total deposit base by approximately 200% to its levels of today.

“Early in 2001, we established a long-term view of our marketplace, and sought out quality relationships. Two years into our strategic plan, we have expanded our business lines and increased our presence in all our communities. Our core deposit growth has been focused on community-based relationships and local branding of the Vineyard Bank name. We invested heavily in our people – the Bank’s most significant asset. Our continuing performance is a testament to our core values – Creativity, Ingenuity, Flexibility,” stated Norman Morales, President and Chief Executive Officer.

He also added, “The investments that we made these past two years have created the foundation for our future success. We are able to compete on a level playing field through the products we offer, while being able to move quickly to meet our client’s needs. We will continue to introduce new and focused niche lines of business, and have the capital and liquidity to support our endeavors. Increases to our infrastructure in 2003 will be much more modest, while the continued expansion of our franchise will be our principal objective.”

Total operating expenses for the full year ended December 31, 2002 were $10,793,000, an increase of $2,498,000 or 30% over the same period in 2001. The Company has experienced significant changes to its operating areas in business development personnel, credit administration, information technology, marketing and other personnel to support the growth realized in the past two years. This has, in turn, increased the costs associated with salaries, cash incentives and benefits for the full year of 2002 to $5,123,000, or 47% of the operating costs.

The Company’s efficiency ratio, which measures the relationship of total operating expenses and total operating income, was 61% for the full year ended December 31, 2002, as compared with 81% for the same period in 2001. The Company’s continued growth of its loan portfolio necessitated a provision for possible loan losses in the amount of $1,430,000 for the full year of 2002, compared to $773,000 in the same period for 2001. This increased the allowance for possible loan losses by 107% to $3.0 million, or 1.2% of gross loans outstanding at year-end 2002. Asset quality remains strong, with the Company reporting no non-performing loans or other real estate owned through foreclosure at year-end 2002.

For the full year ended December 31, 2002, the Company’s income tax provision was $2,081,000 versus an income tax credit of $17,000 for the same period in 2001. During

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the first six months of 2001, the Company benefited from the release of a valuation reserve associated with a previously established deferred income tax asset. The impact of this benefit effectively neutralized the tax liability for 2001.

The Bank continues to be “well-capitalized” pursuant to the guidelines established by regulatory agencies. To be considered “well-capitalized” an institution must have total risk-based capital of 10% or greater, and a leverage ratio of 5% or greater. The Bank’s total risk-based and leverage capital ratios were 15.0% and 11.6% at December 31, 2002, respectively.

During the fourth quarter, the Company completed the issuance of $2.5 million in Perpetual Preferred Stock, $5.0 million in Trust Preferred Securities through a newly formed subsidiary, Vineyard Statutory Trust II, as well as an issuance of $5.0 million in Subordinated Debt. The use of proceeds included the contribution of $10.0 million into the Bank as additional capital to support its growth, operations and lending requirements, while retaining approximately $2.0 million in the holding company for future operating purposes. The Company’s current capitalization will support growth of an additional $200 million, or equal to the level experienced this past year.

As a new component to its Shareholders’ Relations Program, the Company has prepared an expanded presentation describing its operating performance and strategies. The presentation may be accessed at www.vineyardbank.com.

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. The Bank operates six full-service branches located in Rancho Cucamonga, Chino, Diamond Bar, La Verne, Crestline and Blue Jay, in addition to loan production offices in Beverly Hills, Manhattan Beach, and San Diego. Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol VNBC.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (909) 945-2975
Email address: shareholderinfo@vineyardbank.com

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